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                                                                     EXHIBIT 21

  A list of the subsidiaries of PRIMESTAR, Inc. as of the closing of the TSAT Merger is set forth below. Subsidiaries not listed are inactive, or considered in the aggregate as a single subsidiary, and would not constitute a significant subsidiary.

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
SUBSIDIARY                                STATE OF INCORPORATION OR ORGANIZATION
----------                                --------------------------------------
TSAT Partners Holdings, Inc. ............                   DE
Tempo Satellite, Inc. ...................                   OK
TCI Satellite MDU, Inc. .................                   DE
TCISE Partner 1, Inc. ...................                   CO
TCISE Partner 2, Inc. ...................                   CO
PRIMESTAR Partners L.P. .................                   DE
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